EXHIBIT 10.2

September 27, 2024

Sima Sistani

Via Email

Re: Separation Matters

Dear Sima,

On September 27, 2024 (the “Separation Date”), the board of directors of WW International, Inc. (the “Company”) informed you that your employment with the Company had ended effective as of the Separation Date (the “Separation”). Reference is made to that certain Employment Agreement entered into between the Company and you on February 23, 2022 (the “Employment Agreement”), with such separation being treated as a termination by the Company without “Cause” for purposes of such Employment Agreement. Except as otherwise provided in Section 2 below, all amounts payable hereunder shall be subject to applicable withholdings.

In connection with the Separation and subject to your execution and non-revocation of the Release of Claims attached as Exhibit E to your Employment Agreement, and without limiting any rights or obligations under: (1) the Employment Agreement, (2) the September 27, 2024 Side Letter Re: Mutual Non-Disparagement (to be entered into by you and the Company concurrently with this letter agreement), and (3) Company personnel policies (including, without limitation, respecting post-separation relocation expenses), the Company and you hereby agree as follows:

1.
Board Resignation. Effective as of the Separation Date and in accordance with the Employment Agreement, you hereby resign as an officer and/or director (or their equivalent) of the Company and each of its subsidiaries and affiliates.
2.
Advisory Services. During the period commencing on the Separation Date and ending on October 25, 2024 (the “Advisory Period”), you shall provide advisory services to the Company as an independent contractor and will advise on the transition of your duties and offices to the Board-appointed successor, as reasonably requested by the Board. For your services during the Advisory Period, you will receive $107,120, payable in a lump sum within 10 calendar days following the end of the Advisory Period.

You acknowledge and agree that following the Separation Date you are not an employee of the Company and that federal, state, and local income and employment taxes that are owed with respect to all amounts paid or benefits provided to or for you by the Company for your advisory services are your responsibility. The Company will not withhold taxes from amounts payable to you for your advisory services, unless it determines it should do so under applicable law.

3.
Executive Coaching Services. The Company will continue to pay directly to your executive coach, Eric Pliner, his $12,500 monthly retainer through December 31, 2024 for his executive coaching services to you, up to an aggregate of $37,500, subject to the Company’s reporting and documentation requirements (without payment to you of the excess, if any, of $37,500 and the total cost of the qualified executive coaching services utilized by you).

4.
Reimbursement of Legal Fees. The Company shall pay or reimburse you for the reasonable cost of attorney’s fees incurred in connection with the negotiation of this letter agreement and other matters related to the Separation, such fees not to exceed $50,000 in the aggregate, within 30 days of receipt of documentation reasonably satisfactory to the Company of the incurrence of such attorney’s fees (with recognition that such documentation will include attorney time, but not the details of services).

Sincerely,

WW International, Inc.

/s/ Jacqueline Cooke

By: Jacqueline Cooke

Title: Chief Legal and Regulatory Officer and Secretary

Acknowledged and Agreed by:

/s/ Sima Sistani

By: Sima Sistani

September 27, 2024

Date